Exhibit 99.1
December 18, 2007
Dear Fellow Shareholder:
As calendar 2007 winds to a close, we send you holiday greetings and are pleased to report that CSB Bancorp, Inc. (CSB) is experiencing another year of increased earnings.
While it will be another month until our year is completed and the books are closed, it is clear that barring unforeseen events, we will be able to reach the key financial goals we shared at last spring’s annual shareholders’ meeting.
Many of you are undoubtedly aware of the sub-prime mortgage crisis being reported in the news. CSB has not participated in lower quality mortgages commonly referred to as “sub-prime” and we do not hold such mortgages, often bought and sold as securitized investments, in our investment portfolio.
The liquidity crunch currently gripping the nation’s economy as an outgrowth of the sub-prime mortgage debacle has not been a problem for CSB. Indeed, your Company remains “well-capitalized” as defined by Federal Reserve standards.
As we reported in our last earnings release on October 16, your Company continues to grow. While we have observed a modest slowdown in requests for new loans during the last half of the year, both total loan balances and total deposits have increased above year-ago levels. This growth continues to fuel stronger earnings.
As a result, we are pleased to enclose with this letter a dividend of $.18 per share for the fourth quarter of 2007. Combined with prior quarters, total dividends declared and paid during 2007 amount to $0.72 per share. This represents a 12% increase in dividends compared to last year’s total of $0.64 per share.
On behalf of the directors, officers and staff of CSB Bancorp, Inc. and The Commercial and Savings Bank, we extend best wishes for a joyous Christmas season, and a very healthy, happy and prosperous 2008!
Sincerely,

Eddie L. Steiner	John R. Waltman
President and Chief Executive Officer	Chairman of the Board
“Remember to call CSB for all your financial needs, whether to borrow or invest.”
This press release may include forward-looking statements within the meaning of Section 7A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on the Company’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and the Company’s affiliate companies, that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those identified in the Company’s Securities and Exchange Commission filings, including the Company’s 2006 Annual Report on Form 10-K, filed on March 28, 2007. The discussion should be read in conjunction with the Company’s Financial Statements and related Notes thereto included in the Company’s Form 10-K and Form 10-Q filings.